As filed with the Securities and Exchange Commission on May 4, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

General Dynamics Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-1673581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(Address of Principal Executive Offices and Zip Code)

General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan

(Full Title of the Plan)

Gregory S. Gallopoulos, Esq.

Senior Vice President, General Counsel and Secretary

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(Name and Address of Agent for Service)

(703) 876-3000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joseph P. Gromacki, Esq.

Brian R. Boch, Esq.

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654-3456

(312) 222-9350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	24,000,000 shares(1)	$193.54(2)	$4,644,960,000(2)	$538,351

(1)	Represents shares of common stock, par value $1.00 per share (the “Common Stock”), of General Dynamics Corporation (the “Registrant”) available for future issuance pursuant to the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan (formerly known as the General Dynamics Corporation 2012 Equity Compensation Plan) (the “Plan”). The amount to be registered hereunder also includes an indeterminate number of shares of Common Stock that may become available for issuance pursuant to the Plan by reason of any stock split, stock dividend, or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 2, 2017.

INTRODUCTION

General Dynamics Corporation, a Delaware corporation (the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register 24,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be offered and sold under the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan (formerly known as the General Dynamics Corporation 2012 Equity Compensation Plan) (the “Plan”). The shares of Common Stock registered hereunder are in addition to the 18,250,000 shares of Common Stock registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-181124) (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2012. This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus) and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act are available without charge by contacting:

General Dynamics Corporation

Corporate Secretary

2941 Fairview Park Drive

Falls Church, Virginia 22042-4513

(703) 876-3000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”), as filed with the Commission on February 6, 2017;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c)	the description of the Common Stock of the Registrant which is contained in the Registration Statement on Form S-4 (No. 333-80213), as filed with the Commission on June 8, 1999.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such items.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

As of the date of this filing, Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in regard to indemnification of directors and officers as follows:

§ 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.—

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As of the date of this filing, Section 102(b)(7) of the DGCL provides in regard to the elimination of personal liability of directors as follows:

(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with § 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

The Registrant’s Restated Certificate of Incorporation, effective October 6, 2004 (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the extent permitted by Section 102(b)(7) of the DGCL.

In addition, as permitted by Section 145 of the DGCL, the Certificate of Incorporation provides in general that:

•	To the extent not inconsistent with Delaware law as in effect from time to time, the Registrant shall indemnify current and former directors and officers of the Registrant, and current and former directors and officers of certain other corporations serving at the written request of the Registrant, against any and all liability and reasonable expense that may be incurred by such individuals in connection with or resulting from any claim, action, suit or proceeding by reason of the individual being or having been a director or officer or by reason of any action taken or not taken by the individual in his capacity as such, if such individual is either wholly successful with respect thereto, or acted in good faith in what he reasonably believed to be the best interests of the Registrant or other relevant corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

•

Every person covered by the indemnification provision in the Certificate of Incorporation who has been wholly successful with respect to any claim, action, suit or proceeding shall be entitled to indemnification. Every other person claiming indemnification shall be entitled to indemnification only if special independent legal counsel, other than regular counsel of the Registrant, or other disinterested person or persons, in either case compensated by the Registrant and selected by the Registrant’s Board of Directors (the “Board”) shall deliver to the Registrant their written finding that such person has met the required standards of conduct.

•	Expenses incurred with respect to any claim, action, suit or proceeding may be advanced by the Registrant prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless he is entitled to indemnification under the Certificate of Incorporation.

•	The rights of indemnification provided by the Certificate of Incorporation are not exclusive and the Board has the authority at any time to approve the indemnification of directors and officers or other persons to the full extent permitted by the provisions of the DGCL at the time in effect, whether on account of past or future actions or transactions.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Plan provides that neither the Board nor the Compensation Committee of the Board shall be liable to any current or former participant under the Plan or any other person for any claim, loss, liability or expense incurred in connection with the Plan and any award thereunder.

The foregoing indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description	Filed Herewith

4.1	General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan	X

4.2	Restated Certificate of Incorporation of General Dynamics Corporation, effective October 6, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 7, 2004)

4.3	Amended and Restated Bylaws of General Dynamics Corporation, effective December 2, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on December 3, 2015)

5.1	Legal Opinion of Jenner & Block LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Jenner & Block LLP (filed as part of Exhibit 5.1)	X

24.1	Power of Attorney	X

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on this 4th day of May, 2017.

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2017
Phebe N. Novakovic

/s/ Jason W. Aiken	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2017
Jason W. Aiken

/s/ William A. Moss	Vice President and Controller (Principal Accounting Officer)	May 4, 2017
William A. Moss

*	Director	May 4, 2017
Nicholas D. Chabraja

*	Director	May 4, 2017
James S. Crown

*	Director	May 4, 2017
Rudy F. deLeon

*	Director	May 4, 2017
John M. Keane

*	Director	May 4, 2017
Lester L. Lyles

*	Director	May 4, 2017
Mark M. Malcolm

*	Director	May 4, 2017
William A. Osborn

*	Director	May 4, 2017
Catherine B. Reynolds

*	Director	May 4, 2017
Laura J. Schumacher

*	Director	May 4, 2017
Peter A. Wall

*	By the undersigned pursuant to a Power of Attorney executed by the persons identified above, which power of attorney has been filed as an exhibit hereto and is incorporated herein by reference thereto.

By:	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Filed Herewith

4.1	General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan	X

4.2	Restated Certificate of Incorporation of General Dynamics Corporation, effective October 6, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 7, 2004)

4.3	Amended and Restated Bylaws of General Dynamics Corporation, effective December 2, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on December 3, 2015)

5.1	Legal Opinion of Jenner & Block LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Jenner & Block LLP (filed as part of Exhibit 5.1)	X

24.1	Power of Attorney	X